Exhibit 99.1

Twitter Q4 and Fiscal Year 2017 Shareholder Letter

San Francisco, CA

February 8, 2018

Dear Shareholders,

We look forward to discussing our fourth quarter and fiscal year 2017 financial results with you at 5am PT today. As a reminder, to have your questions considered during Q&A, Tweet to @TwitterIR using #TWTR. Thank you for your interest and we look forward to speaking with you soon.

Highlights

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Q4 was a strong finish to the year with total revenue increasing 2% year-over-year, and owned-and-operated (O&O) advertising revenue increasing 7% year-over-year, reflecting better-than-expected growth across all major products and geographies.

•

We achieved GAAP profitability for the first time and delivered our highest ever GAAP net income, adjusted EBITDA, and adjusted EBITDA margins in Q4. GAAP net income in Q4 reached $91 million with adjusted EBITDA of $308 million. GAAP net margins in Q4 reached 12% and adjusted EBITDA margins reached 42%, achieving our long-term target range of 40-45% for the first time.

•

We launched new features to help people discover and talk about what's happening on Twitter, including making it easier to thread Tweets and expanding the character limit to 280 characters for more people around the world.

We achieved the following results for fiscal year 2017 and Q4:

•

2017 revenue totaled $2.4 billion, a decrease of 3% year-over-year. Excluding the full year $82 million year-over-year impact from the deprecated TellApart product, revenue was approximately flat year-over-year.

•	2017 GAAP net loss of $108 million, net margin of (4%) versus (18%) in 2016, and diluted EPS of ($0.15).
•	2017 non-GAAP net income of $329 million, an increase of 24% year-over year; non-GAAP net margin of 13% and non-GAAP diluted EPS of $0.44, an increase of 19% year-over-year.
•	2017 adjusted EBITDA of $863 million, up 15% year-over-year, representing an adjusted EBITDA margin of 35%, versus 30% in 2016.
•

Q4 revenue totaled $732 million, an increase of 2% year-over-year, or an increase of 8% when excluding the approximately $40 million year-over-year impact from TellApart in Q4, which was fully deprecated for the entire quarter.

o	Advertising revenue totaled $644 million, an increase of 1% year-over-year.
▪	O&O advertising revenue totaled $593 million, an increase of 7% year-over-year.
o	Data licensing and other revenue totaled $87 million, an increase of 10% year-over-year.
o	US revenue totaled $406 million, a decrease of 8% year-over-year.
o	International revenue totaled $326 million, an increase of 17% year-over-year.
o	Total ad engagements were up 75% year-over-year.
o	Cost per engagement (CPE) was down 42% year-over-year.
•	Q4 GAAP expenses totaled $621 million, a decrease of 28% year-over-year.
•	Q4 non-GAAP expenses totaled $511 million, a decrease of 14% year-over-year.
•	Q4 GAAP net income of $91 million, representing a GAAP net margin of 12%, and GAAP diluted EPS of $0.12.

•	Q4 non-GAAP net income of $141 million and non-GAAP diluted EPS of $0.19.
•

Q4 adjusted EBITDA of $308 million, an increase of 43% year-over-year, representing an adjusted EBITDA margin of 42%, our highest adjusted EBITDA margin to date and within our long-term target range of 40-45%.

•	Average monthly active usage (MAU) was 330 million for Q4, an increase of 4% year-over-year and flat compared to the previous quarter.
o

As expected, MAU was impacted by seasonality and the change to Safari’s third-party app integration, which affected approximately 2 million MAU in Q4 (roughly 1 million in the US and 1 million in international markets), as well as increased information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts.

o

Average US MAUs were 68 million for Q4, an increase of 2% year-over-year and a decrease of 1 million quarter-over-quarter, reflecting the impact of the change to Safari’s third-party app integration, as well as seasonality and increased information quality efforts.

o	Average international MAUs were 262 million for Q4, an increase of 4% year-over-year and compared to 261 million in the previous quarter.
•	Daily active usage (DAU*) grew 12% year-over-year, marking our fifth consecutive quarter of double-digit year-over-year growth.

Q4 was a strong finish to the year with total revenue increasing 2% year-over-year, and owned-and-operated (O&O) advertising revenue increasing 7% year-over-year, reflecting better-than-expected growth across all major products and geographies.

Q4 revenue growth was driven by continued strong engagement growth, improved revenue features, improved ROI, and better sales execution. Twitter continues to help our partners be relevant in the moment at scale. We are capitalizing on this unique value proposition with improved execution by our sales and operating teams and continued improvements to our core ad products.

Total revenue in Q4 was $732 million, reflecting year-over-year growth of 2%, as compared to a decline of 4% in Q3 2017, a decline of 5% in Q2 2017, and a decline of 8% in Q1 2017. Without the approximately $40 million year-over-year impact from TellApart, which was fully deprecated for all of Q4, total Q4 revenue would have grown 8% year-over-year.

Our revenue priorities remain:

•	Improving our core ad offerings through better performance and measurement, including ad platform improvements, self-serve measurement studies, and third-party accreditation;
•	Tapping into new channels of demand, such as online video, and introducing new ways to buy ads on Twitter, including alpha testing of programmatic buying; and
•	Continuing to grow data and enterprise solutions revenue through our new product and channel segmented go-to-market approach.

* We define daily active users or daily active usage (DAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website or mobile applications on any given day. Average DAU for a period represents the number of DAUs on each day of such period divided by the number of days for such period. To calculate the year–over-year change in DAUs, we subtract the average DAU for the three months ended in the previous year from the average DAU for the same three months ended in the current year and divide the result by the average DAU in the previous year. Prior to Q3 2016, Twitter has discussed DAUs and the ratio of monthly active users (MAUs) to DAUs. In those instances, for comparability and consistency with MAUs, DAUs also included users who accessed Twitter through our desktop applications and third-party properties.

In Q4, value for advertisers continued to improve and was driven by ongoing engagement growth, improved products, better ad relevance (as measured by clickthrough rates (CTR) and ad engagements), and better pricing. On a year-over-year basis, cost per engagement (CPE) declined by 42% while overall ad engagements increased by 75%. CTR on a year-over-year basis increased across all major ad types as ad relevance continues to improve, helping to drive year-over-year improvements in CPM despite the year-over-year declines in CPE. In Q4, our ads platform team made optimizations to our ad serving logic that resulted in a 26% increase in ad engagement rates and an 18% increase in return for our advertisers.

Video remains our largest ad format and grew as a percent of total revenue in Q4, reflecting strength in Video Website Cards, Video App Cards, In-Stream Sponsorships, and In-Stream Video Ads. Our live events and In-Stream Video Ads continue to deliver great reach across a large number of premium content categories to advertisers, and have been a source of significant growth within our advertising business.

Our self-serve advertising channel also performed well in Q4, driven by product enhancements and better sales execution. In Q4, we launched a new Promoted Tweet composer that simplifies the process of creating new Promoted Tweets. Advertisers who had access to the new compose experience created 26% more Promoted Tweets and launched 13% more campaigns, spending 23% more on Twitter. We also launched a new agency resource center for mid-sized digital agencies, which drove a significant increase in revenue from smaller ad agencies. Also in Q4, we entered into public betas in the US, UK, and Japan with our new subscription advertising product, Twitter Promote Mode (TPM), which helps small businesses reach more people without the work of having to create ads or manage campaigns. Early results have been positive, with significantly better retention among TPM subscribers. In Q1, we’ll continue to work on growing our subscriber base through direct marketing and deeper integration with the core Twitter ads products to drive better discovery.

We saw continued strength in data and enterprise solutions (DES) in Q4. We continue to benefit from our new tiered product and channel strategy, with a significant number of new enterprise deals signed in Q4. Also in Q4, we introduced premium APIs, a new product line that provides developers with increased access to Twitter data and a more flexible way to build and scale their businesses. We expect data and enterprise solutions will continue to be an increasingly important contributor to revenue growth and overall profitability.

We achieved GAAP profitability for the first time and delivered our highest ever GAAP net income, adjusted EBITDA, and adjusted EBITDA margins in Q4. GAAP net income in Q4 reached $91 million with adjusted EBITDA of $308 million. GAAP net margins in Q4 reached 12% and adjusted EBITDA margins reached 42%, achieving our long-term target range of 40-45% for the first time.

Total GAAP expenses in Q4 declined 28% year-over-year to $621 million, reflecting our more efficient cost structure and a 26% decrease in stock-based compensation (SBC) expense year-over-year and resulting in a GAAP net margin of 12%. On a non-GAAP basis, total expenses in Q4 declined 14% year-over-year to $511 million, resulting in adjusted EBITDA of $308 million, or 42% of total revenue, reaching our long-term target range of 40-45% for the first time.

We launched new features to help people discover and talk about what's happening on Twitter, including making it easier to thread Tweets and expanding the character limit to 280 characters for more people around the world.

We remain focused on making Twitter easier to use, and in the fourth quarter we launched new product features aimed at helping people discover and talk about what’s happening. We announced a new feature that allows people to more easily thread Tweets together, based on our data that shows that hundreds of thousands of “threads” were Tweeted every day. We also completed the launch of our 280 character limit, after our experiment results indicated that the additional characters made it easier and faster to Tweet. The results also demonstrated that people who have more room to Tweet receive more engagements (likes, Retweets, @mentions), get more followers, return more often, and spend more time on Twitter, and we’ve continued to see positive trends since the launch. In addition, we’re committed to making it easier to Tweet and discover content, wherever you are, and this quarter we added Twitter Lite to the Play Store in 24 additional countries to make Twitter more discoverable to people in places with slower networks or costly data plans.

We are committed to making Twitter safer, and we are clarifying our policies, improving our enforcement, and communicating more clearly. From a policy perspective, this quarter we published a new version of the Twitter Rules that further clarifies our policies, offers clear and detailed examples, and sets expectations around what content is allowed on Twitter. We began enforcing these changes in December 2017 across the service. In addition, we now share more information about which policies have been violated when we communicate with accounts who have violated our rules, and we’ve implemented new signals in our review process to give us context around relationships between accounts in reported Tweets. This work remains a priority, and we’re committed to continuing to share updates along the way.

Providing people with a broad selection of compelling, rich content also continues to drive conversation, connection, and engagement on Twitter. We continue to attract significant interest from new content partners and advertisers wanting to participate in live-streaming, highlight, and video-on-demand (VOD) opportunities on Twitter. During Q4, we announced approximately 22 new live-streaming, highlight, and VOD partnerships, including nine international deals. In total, we streamed approximately 1,140 live events throughout the quarter, with 60% of those reaching a global audience. In addition, 28 million live user-generated streams were broadcast in Q4 across both Twitter and Periscope.

Growth in both audience and engagement was driven by a combination of organic growth, marketing, and product improvements, including the ongoing benefits of improved relevance in email, push notifications, and the timeline. DAU grew 12% year-over-year in Q4, marking our fifth consecutive quarter of double-digit growth, despite increasingly difficult year-ago comparisons. We also drove double-digit DAU growth in five out of our top 10 global markets, demonstrating another quarter of broad-based growth around the world. MAUs grew 4% year-over-year to 330 million despite the previously discussed change to Safari’s third-party app integration, which affected approximately 2 million MAU in Q4 (roughly 1 million in the US and 1 million in international markets), as well as seasonality and increased information quality efforts. As a reminder, third-party MAU are not served ads and are not included in DAU. US MAU was 68 million, an increase of 2% year-over-year and a decrease of 1 million quarter-over-quarter, reflecting the impact of the change to Safari’s third-party app integration, as well as seasonality and increased information quality efforts.

Q4 and Fiscal Year 2017 Financial and Operational Detail

Fiscal Year 2017

Twitter made significant operational and financial progress in 2017, delivering sustained growth in audience and engagement and improved financial performance throughout the year. We identified our most critical priorities and ensured that our resources were directed toward them. Our disciplined execution against these priorities led to steady top-line recovery and net margin improvement as the year progressed, putting us in a considerably stronger position as we head into 2018.

Total revenue for 2017 reached $2.4 billion, a decrease of 3% year-over-year. Excluding the now fully deprecated TellApart business (which represented an $82 million decline in revenue year-over-year), total revenue was approximately flat year-over-year. GAAP net loss narrowed to $108 million or (4)% net margin, compared to $457 million or (18)% net margin in 2016. Adjusted EBITDA for the full year grew despite the year-over-year revenue decline, reaching $863 million with a 35% adjusted EBITDA margin (our highest for a full fiscal year) compared to $751 million and a 30% adjusted EBITDA margin in the previous year.

We made further progress in reducing our annual SBC expense on both an absolute basis and as a percentage of revenue. SBC expense for the year decreased 29% to $434 million, or 18% of revenue, down from $615 million or 24% of revenue in 2016.

Net cash from operating activities was $831 million, up 9% from $763 million last year. Capital expenditures in 2017 totaled $281 million, down 12% from 2016. Over the course of 2017, we reduced our overall real estate footprint and better optimized our data centers and other IT infrastructure. We generated $550 million of adjusted free cash flow in 2017 compared to $444 million in 2016. We ended the year with $4.4 billion in cash, cash equivalents, and marketable securities.

Q4’17 Performance

Revenue

Total revenue returned to year-over-year growth and totaled $732 million in Q4, up 2% year-over-year and 24% sequentially. Excluding TellApart (which was fully deprecated for the quarter and did not have any revenue in the period), total revenue was up 8% year-over-year and 26% sequentially.

Total US revenue was $406 million, down 8% year-over-year. Total international revenue was $326 million, increasing 17% year-over-year. We saw continued regional strength in Asia Pacific and improvement in some EMEA markets. Japan grew 34% year-over-year and contributed $106 million, or 15% of total revenue.

Total advertising revenue was $644 million, an increase of 1% year-over-year. Key results to note:

•

O&O advertising revenue was $593 million, an increase of 7% year-over-year and 30% from the previous quarter. We believe the strong growth in our O&O platform reflects continued sales momentum with advertisers built around increasingly differentiated features and improved ROI.

•	Non-O&O advertising revenue was $51 million, a decrease of 40% year-over-year driven by an approximate $40 million-year-over-year decline from TellApart which did not have any revenue in the period.
•

By ad format, video continues to be the largest, with growth driven by strength in Video Website Cards, Video App Cards, In-Stream Sponsorships, and In-Stream Video Ads. Other ad formats such as DR website clicks and Mobile App installs also performed well.

•	By channel, brand advertisers remain our largest contributor to revenue. Our self-serve channel had a second consecutive quarter of strength, driven by product enhancements and better sales execution.

Data licensing and other revenue totaled $87 million, an increase of 10% year-over-year. Growth was driven by DES, where we continue to benefit from our new tiered product and channel strategy, with a significant number of new enterprise deals signed in Q4.

Advertising metrics

Total ad engagements increased 75% year-over-year, driven by a continuing mix shift toward video ad impressions as well as higher CTR rates. CTR on a year-over-year basis are up across all major ad types as ad relevance continues to improve across all ad formats. Machine learning initiatives are having an impact by steadily refining our targeting and ad-matching capabilities over time. CTR also benefited from the growth of more engaging video products in Q4 such as the Video Website Card and Video App Card.

CPE decreased 42% year-over-year, continuing to reflect a higher mix of video ad engagements (which have overall lower CPEs compared to other ad formats) and lower CPEs across the majority of ad formats compared to the prior year. We believe the more moderate CPE decline in Q4 (relative to year-over-year CPE declines of -63%, -53%, and -54% in the first three quarters of 2017) reflects both stronger advertiser demand and stabilizing video prices.

Costs

Total GAAP expenses declined 28% year-over-year to $621 million. Traffic acquisition costs totaled $20 million, down 55% year-over-year mainly due to the TellApart deprecation. We reported significant reductions in cost of revenue, research and development, and sales and marketing expenses due to lower SBC, restructuring charges, and other employee-related expenses. On a non-GAAP basis, total expenses in Q4 declined 14% year-over-year to $511 million.

SBC expense in the quarter was $102 million, a decrease of 26% year-over-year and slightly exceeding our $90 million to $100 million range. We grew headcount sequentially again in Q4 and ended the quarter with more than 3,300 employees.

Income and margin

Q4 marked our first quarter of GAAP profitability with net income of $91 million, net margin of 12%, and diluted EPS of $0.12. This represents a significant improvement from last year’s GAAP net loss of $167 million, net margin of (23%), and diluted EPS of ($0.23). We currently expect to be GAAP profitable for the full year 2018.

On a non-GAAP basis, Q4 net income was $141 million for a non-GAAP net margin of 19% and non-GAAP diluted EPS of $0.19. This compares to non-GAAP net income of $78 million, non-GAAP net margin of 11%, and non-GAAP diluted EPS of $0.11 in the prior year.

Adjusted EBITDA for Q4 was $308 million, or 42% of total revenue, which is our highest adjusted EBITDA margin to date. This compares to $215 million or 30% of total revenue in the previous year. We significantly outperformed our previous guidance ranges of $220 to $240 million of adjusted EBITDA and 35% to 36% adjusted EBITDA margins mostly due to strong revenue outperformance in the quarter. This marks our first quarter within our previously stated long-term adjusted EBITDA target range of 40-45%.

Balance sheet and statement of cash flows

We ended the quarter with $4.4 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the quarter was $198 million, a slight increase from $197 million in the previous year.

Capital expenditures totaled $63 million, compared to our guidance of no more than $110 million in the quarter. The lower amount was mostly driven by timing of payments on equipment received in Q4. Adjusted free cash flow for Q4 was $135 million, compared to $111 million in Q4’16.

Engagement and audience

DAU grew 12% year-over-year in Q4, marking our fifth consecutive quarter of double-digit growth, despite increasingly difficult year-over-year comparisons. We also drove double-digit DAU growth in five out of our top 10 global markets, demonstrating another quarter of broad-based growth around the world.

MAUs grew 4% year-over-year to 330 million despite the previously discussed change to Safari’s third-party app integration, which affected approximately 2 million MAU in Q4 (roughly 1 million in the US and 1 million in international markets), as well as seasonality and increased information quality efforts. As previously disclosed, third-party MAU are not served ads and are not included in DAU. US MAU was 68 million, an increase of 2% year-over-year and a decrease of 1 million quarter-over-quarter, reflecting the impact of the change to Safari’s third-party app integration, as well as seasonality and increased information quality efforts. Growth in both audience and engagement was driven by a combination of organic growth, marketing, and product, including the ongoing benefits of improved relevance in email, push notifications, and the timeline.

Accounting and tax changes

Before turning to guidance, we’d like to discuss a couple of recent accounting and tax changes that will impact our reported results in the upcoming fiscal year.

First, Twitter adopted the new FASB accounting standard on revenue recognition from contracts with customers using the modified retrospective method beginning January 1, 2018. The most material change to our GAAP financials will be accelerated revenue recognition for data licensing arrangements with an escalating fee structure, where we will now recognize revenue on a straight-line basis over the enforceable duration of the contracts, compared to recognizing revenue based on invoiced amounts under the previous standard. As a result of this change, we expect that between $5 million and $15 million that would have been included in revenue in 2018 through 2023 will instead be included in our accumulated deficit on January 1, 2018, upon adoption of the new revenue standard. The impact on any one year will not be significant. Revenue recognition related to advertising and mobile ad exchange services will remain substantially unchanged.

Second, as a result of recently enacted tax reform, the blended US statutory tax rate used to calculate our reported non-GAAP provisions for income taxes will decrease from 37% to 24% beginning in Q1 2018. We do not expect any other significant impact to our financial results as a result of the new tax laws.

Outlook

For Q1, we expect:

•	Adjusted EBITDA to be between $185 million and $205 million
•	Adjusted EBITDA margin to be between 33% and 34%
•	Stock-based compensation expense to be in the range of $100 million to $110 million

For FY 2018, we expect:

•	Stock-based compensation expense to be in the range of $350 million to $450 million
•	Capital expenditures to be between $375 million and $450 million

Note that our outlook for Q1 and the full year 2018 reflects foreign exchange rates as of January 22, 2018.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below. Guidance for adjusted EBITDA and adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain. We have not reconciled adjusted EBITDA guidance to GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, February 8, 2018, at 5am Pacific Time (8am Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, areas of geographic growth, product initiatives, and product experiments; strategies for increasing shareholder value and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, including video (particularly live-streaming, highlights, and VOD), and the impact thereof on its business; machine learning and data and enterprise solutions; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations regarding the growth of its revenue, profitability, audience, engagement, and monetization, advertiser base and spending, application of its abuse rules, allocation of resources, execution by its sales and operating teams, ad engagements; and Twitter’s future communications with the public regarding product features. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP diluted EPS, and adjusted free cash flow. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US statutory tax rate (which was 37% for Q4 and FY 2017). Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP net margin is calculated by dividing non-GAAP net income by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP net margin, adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, non-GAAP net margin, non-GAAP expenses, adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Kristin Binns press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,638,413	$988,598
Short-term investments	2,764,689	2,785,981
Accounts receivable, net	664,268	650,650
Prepaid expenses and other current assets	254,514	226,967
Total current assets	5,321,884	4,652,196
Property and equipment, net	773,715	783,901
Intangible assets, net	49,654	95,334
Goodwill	1,188,935	1,185,315
Other assets	78,289	153,619
Total assets	$7,412,477	$6,870,365
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$170,969	$122,236
Accrued and other current liabilities	327,333	380,937
Capital leases, short-term	84,976	80,848
Total current liabilities	583,278	584,021
Convertible notes	1,627,460	1,538,967
Capital leases, long-term	81,308	66,837
Deferred and other long-term tax liabilities, net	13,240	7,556
Other long-term liabilities	59,973	68,049
Total liabilities	2,365,259	2,265,430
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	7,750,522	7,224,534
Accumulated other comprehensive loss	(31,579)	(69,253)
Accumulated deficit	(2,671,729)	(2,550,350)
Total stockholders’ equity	5,047,218	4,604,935
Total liabilities and stockholders’ equity	$7,412,477	$6,870,365

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$731,560	$717,206	$2,443,299	$2,529,619
Costs and expenses
Cost of revenue	217,979	305,710	861,242	932,240
Research and development	133,996	202,128	542,010	713,482
Sales and marketing	189,572	260,603	717,419	957,829
General and administrative	79,915	92,392	283,888	293,276
Total costs and expenses	621,462	860,833	2,404,559	2,896,827
Income (loss) from operations	110,098	(143,627)	38,740	(367,208)
Interest expense	(26,700)	(25,281)	(105,237)	(99,968)
Other income (expense), net	10,155	6,662	(28,921)	26,342
Income (loss) before income taxes	93,553	(162,246)	(95,418)	(440,834)
Provision for income taxes	2,474	4,808	12,645	16,039
Net income (loss)	$91,079	$(167,054)	$(108,063)	$(456,873)
Net income (loss) per share:
Basic	$0.12	$(0.23)	$(0.15)	$(0.65)
Diluted	$0.12	$(0.23)	$(0.15)	$(0.65)
Weighted-average shares used to compute net income (loss) per share:
Basic	741,822	713,618	732,702	702,135
Diluted	754,631	713,618	732,702	702,135

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Cash flows from operating activities
Net income (loss)	$91,079	$(167,054)	$(108,063)	$(456,873)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	92,520	119,390	395,867	402,172
Stock-based compensation expense	102,454	138,095	433,806	615,233
Amortization of discount on convertible notes	20,417	19,070	80,061	74,660
Changes in bad debt provision	560	1,705	586	3,958
Deferred income tax	(5,072)	(4,833)	(6,415)	(4,775)
Impairment of investments in privately-held companies	—	2,000	62,439	4,000
Non-cash restructuring	2,260	25,934	2,260	25,934
Other adjustments	4,185	8,776	2,907	16,150
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(152,930)	(74,160)	2,668	(22,969)
Prepaid expenses and other assets	(18,327)	4,770	(13,974)	7,101
Accounts payable	22,829	19,179	8,371	(7,112)
Accrued and other liabilities	38,132	103,671	(29,304)	105,576
Net cash provided by operating activities	198,107	196,543	831,209	763,055
Cash flows from investing activities
Purchases of property and equipment	(40,159)	(48,105)	(160,742)	(218,657)
Proceeds from sales of property and equipment	—	—	2,783	—
Purchases of marketable securities	(667,099)	(630,884)	(2,687,214)	(2,908,611)
Proceeds from maturities of marketable securities	555,969	485,374	2,579,747	2,518,631
Proceeds from sales of marketable securities	16,008	9,137	124,826	183,154
Proceeds from sales of long-lived assets	—	—	35,000	—
Changes in restricted cash	385	1,846	3,594	(4,760)
Purchases of investments in privately-held companies	—	—	(825)	(81,502)
Business combinations, net of cash acquired	—	(4,940)	—	(85,082)
Other investing activities	1	—	(10,101)	(1,181)
Net cash used in investing activities	(134,895)	(187,572)	(112,932)	(598,008)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(1,913)	(4,500)	(8,962)	(15,598)
Payments of capital lease obligations	(22,090)	(26,661)	(102,775)	(100,558)
Proceeds from exercise of stock options	1,572	470	9,444	7,540
Proceeds from issuances of common stock under employee stock purchase plan	9,901	8,610	23,920	24,431
Other financing activities	—	(360)	—	210
Net cash used in financing activities	(12,530)	(22,441)	(78,373)	(83,975)
Net increase (decrease) in cash and cash equivalents	50,682	(13,470)	639,904	81,072
Foreign exchange effect on cash and cash equivalents	1,173	(9,889)	9,911	(3,945)
Cash and cash equivalents at beginning of period	1,586,558	1,011,957	988,598	911,471
Cash and cash equivalents at end of period	$1,638,413	$988,598	$1,638,413	$988,598
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$697	$—	$1,341
Equipment purchases under capital leases	$22,602	$37,259	$123,235	$100,281
Changes in accrued property and equipment purchases	$39,908	$(2,041)	$16,387	$5,738

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Non-GAAP net income and net income per share:
Net income (loss)	$91,079	$(167,054)	$(108,063)	$(456,873)
Exclude: Provision for income taxes	2,474	4,808	12,645	16,039
Income (loss) before income taxes	93,553	(162,246)	(95,418)	(440,834)
Stock-based compensation expense	102,454	138,095	433,806	615,233
Amortization of acquired intangible assets	4,929	27,220	46,537	69,338
Non-cash interest expense related to convertible notes	20,417	19,070	80,061	74,660
Impairment of investments in privately-held companies	—	—	62,439	—
Restructuring charges and one-time nonrecurring gain	3,102	101,249	(5,427)	101,296
Non-GAAP income before income taxes	224,455	123,388	521,998	419,693
Non-GAAP provision for income taxes	83,048	45,654	193,139	155,287
Non-GAAP net income	$141,407	$77,734	$328,859	$264,406
GAAP basic shares	741,822	713,618	732,702	702,135
Dilutive equity awards (1)	12,809	14,357	9,521	13,009
Non-GAAP diluted shares (2)	754,631	727,975	742,223	715,144
Non-GAAP diluted net income per share	$0.19	$0.11	$0.44	$0.37
Adjusted EBITDA:
Net income (loss)	$91,079	$(167,054)	$(108,063)	$(456,873)
Stock-based compensation expense	102,454	138,095	433,806	615,233
Depreciation and amortization expense	92,520	119,390	395,867	402,172
Interest and other expense, net	16,545	18,619	134,158	73,626
Provision for income taxes	2,474	4,808	12,645	16,039
Restructuring charges and one-time nonrecurring gain	3,102	101,249	(5,427)	101,296
Adjusted EBITDA	$308,174	$215,107	$862,986	$751,493
Stock-based compensation expense by function:
Cost of revenue	$6,019	$6,511	$23,849	$29,502
Research and development	55,648	81,840	240,833	335,498
Sales and marketing	25,919	27,751	94,135	160,935
General and administrative	14,868	21,993	74,989	89,298
Total stock-based compensation expense	$102,454	$138,095	$433,806	$615,233
Amortization of acquired intangible assets by function:
Cost of revenue	$4,464	$8,027	$29,134	$36,180
Research and development	—	53	—	246
Sales and marketing	465	19,140	17,403	32,432
General and administrative	—	—	—	480
Total amortization of acquired intangible assets	$4,929	$27,220	$46,537	$69,338
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$199	$49,018	$378	$49,019
Research and development	1,103	15,929	(9,985)	15,939
Sales and marketing	1,161	30,350	2,940	30,382
General and administrative	639	5,952	1,240	5,956
Total restructuring charges and one-time nonrecurring gain	$3,102	$101,249	$(5,427)	$101,296
Non-GAAP costs and expenses:
Total costs and expenses	$621,462	$860,833	$2,404,559	$2,896,827
Less: stock-based compensation expense	(102,454)	(138,095)	(433,806)	(615,233)
Less: amortization of acquired intangible assets	(4,929)	(27,220)	(46,537)	(69,338)
Less: restructuring charges and one-time nonrecurring gain	(3,102)	(101,249)	5,427	(101,296)
Non-GAAP total costs and expenses	$510,977	$594,269	$1,929,643	$2,110,960
Adjusted free cash flow:
Net cash provided by operating activities	$198,107	$196,543	$831,209	$763,055
Less: purchases of property and equipment	(40,159)	(48,105)	(160,742)	(218,657)
Plus: proceeds from sales of property and equipment	—	—	2,783	—
Less: equipment purchases under capital leases	(22,602)	(37,259)	(123,235)	(100,281)
Adjusted free cash flow	$135,346	$111,179	$550,015	$444,117

(1) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.

(2) GAAP dilutive shares are the same as Non-GAAP dilutive shares for the three months ended December 31, 2017.